Exhibit 99.1

                                                                                                For Information
                                                                                                Brent A. Collins
                                                                                                303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES YEAR-END 2007 PROVED RESERVES EXCEED 1 TCFE; INCREASES 2007 PRODUCTION GUIDANCE

DENVER, January 31, 2008– St. Mary Land & Exploration Company (NYSE: SM) announces today its year-end 2007 estimated proved reserves for the Company and provides updated production and financial guidance for 2007.

Tony Best, President and CEO, comments, “St. Mary had a strong finish to 2007.  We are increasing our production forecast for the fourth quarter and will achieve a new annual production record with expected production growth exceeding 15 percent for the year.  Additionally, the Company has reached a major milestone with proved reserves exceeding 1 TCFE resulting in another year of solid reserve replacement.”

2007 Oil and Gas Reserves

Estimated proved oil and gas reserves as of December 31, 2007, increased 17 percent to 1,087 Bcfe from 928 Bcfe as of year-end 2006.  These reserves are 56 percent natural gas and 23 percent proved undeveloped.  Unaudited acquisition, development, and exploration costs for the year were approximately $927 million for 2007, which included $28 million in costs related to asset retirement obligations.

2007 Guidance Update

The Company updated its forecast for the fourth quarter and full year of 2007 as follows:

	4th Quarter	Year
Oil and gas production	28.0 – 29.0 Bcfe	107.0 - 108.0 Bcfe
Lease operating expenses	$1.42 - $1.48/Mcfe	$1.44 - $1.46/Mcfe
Production taxes	$0.65 - $0.69/Mcfe	$0.57 - $0.59/Mcfe
General and administrative expense	$0.59 - $0.63/Mcfe	$0.56 - $0.60/Mcfe
Depreciation, depletion & amort.	$2.25 - $2.30/Mcfe	$2.10 - $2.14/Mcfe
Exploration expense	$12 - $14 million	$55 - $57 million
Non-cash charge related to the change in the Net Profits Plan liability	$42 - $45 million

St. Mary estimates its basis differential for the fourth quarter of 2007 will be $5.50 to $6.50 per Bbl of oil.  The Company estimates that it will receive a premium to NYMEX in the range of $0.00 to $0.10 per Mcf of gas as a result of the strong natural gas liquids prices experienced in the fourth quarter.

Production -The 2007 production range above includes production from the properties sold in the previously announced divestiture of non-strategic oil and gas assets.  Production from these properties totaled approximately 5 BCFE for 2007.  The divestiture closed earlier today.

Reclassification between general and administrative and exploration expenses– The Company has chosen to change the income statement classification of a portion of cash payments made from the Net Profits Interest Bonus Plan (“Net Profits Plan”).  Previously, part of the payments made to certain former employees from the Net Profits Plan were allocated to exploration expense as a result of the exploration related functions those employees performed while employed by St. Mary.  Effective January 1, 2007, the Company has elected to treat these cash payments to former employees as general and administrative expense since these employees no longer provide any services to St. Mary.  The quarterly impacts for the first, second, and third quarters of 2007 are an increase in general and administrative expense and a decrease in exploration expense of $1.7 million, $2.6 million, and $2.7 million, respectively.
Distributions from the Net Profits Plan to current employees engaged in exploration related activities will continue to be allocated to exploration expense.  The Company will also furnish information about this reclassification of general and administrative and exploration expenses for all quarters of 2007 in its 2007 Form 10-K.  The guidance above reflects the effect of this reclassification.  This is simply a reclassification of expenses within the income statement and has no impact on net income, and there was no material impact in any prior annual or quarterly period.  The Company believes that this presentation is more appropriate and representative of the nature of the payments.

Non-cash charge related to the change in the Net Profits Plan liability – The long-term liability related to future payments from the Company’s Net Profits Plan increased in the fourth quarter as a result of lowering the discount rate used to value the liability coupled with the increase in commodity prices, particularly crude oil.  This resulted in an increase in the non-cash charge related to the change in the liability between quarterly reporting periods.  Distributions from the plan continue to be paid after the Company has achieved payout based on the net realized cash flows from the underlying oil and gas properties.  Both the value of this liability and the size of the cash distributions from the Net Profits Plan move directionally with oil and natural gas prices.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” ”budget,” “anticipate,” “intend,” “estimate,” “forecast,” ”plan,” and “expect,” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition of oil and gas properties and the ability to successfully integrate acquisitions, the potential effects of increased levels of debt financing, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2006 Annual Report on Form 10-K/A and subsequent Quarterly Reports on Form 10-Q filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.